EXHIBIT 23.2

CONSENT OF JEFFREY PONTIUS

The undersigned, Jeffrey Pontius, hereby states as follows:

I, Jeffrey Pontius, has supervised the preparation of the scientific and technical information that forms the basis for the disclosure in this Report on Form 10-Q (other than the Mother Lode Project mineral resource estimate) and has reviewed and approved the disclosure therein (the “Approval Statement”) which is incorporated by reference into the Company’s Registration Statements on Form S-8 (333-198689 and 333-230712).

I hereby consent to the Approval Statement and the reference to my name in the Form 10-Q as incorporated by reference into the Forms S-8 (333-198689 and 333-230712).

Date: January 14, 2022	By:	/s/ Jeffrey Pontius

Name: Jeffrey Pontius